Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of this 24 day of January 2003, and is made between Sunterra Corporation, a Maryland corporation (the “Company”), and Frederick C. Bauman (the “Executive”).

R E C I T A L S:

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company; and

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the Company’s Vice President, General Counsel and Secretary of the Company and, in such capacity, shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties as are typically performed by an employee of a corporation of similar size and type as the Company in such capacity, together with such additional duties, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. The principal location of the Executive’s employment shall be at the Company’s principal office located in Las Vegas, Nevada. The Executive understands and agrees that he will be required to travel from time to time for business reasons.

Section 2. Commencement Date; Employment Term. The Executive’s employment hereunder shall commence on February 3, 2003 (the “Commencement Date”) and the term of the Executive’s employment (the “Employment Term”) shall continue until terminated pursuant to Section 6.

Section 3. Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary (the “Salary”) of $175,000 per annum with increases, if any, as may be approved in writing from time to time by the Company. The Salary shall be payable in accordance with the regular payroll practices of the Company. Executive’s Salary shall be reviewed on or about the first anniversary of the Commencement Date. Thereafter, the Executive’s Salary shall be reviewed periodically, at least once every twelve months on or about each anniversary of the Commencement Date.

(b) Annual Bonus. The Executive shall be eligible to receive a bonus (the “Bonus”) in an amount up to 25% of salary for each calendar year during the Employment Term,

which bonus shall be awarded in the discretion of the Company. Any Bonus awarded will be payable consistent with the timing of bonus payments by the Company to other employees eligible to receive bonus payments. Unless otherwise agreed by the Company and the Executive, the Executive shall not be eligible to receive the Bonus unless the Executive is employed by the Company on the date the Bonus is paid by the Company.

(c) Options. The Board of Directors of the Company (the “Board”) shall grant to the Executive, as of the Commencement Date, an option to purchase 70,000 shares of the Common Stock of the Company (the option to purchase any one share of Company Common Stock hereafter referred to as an “Option”). The Options shall be granted pursuant to the 2002 Sunterra Corporation Stock Option Plan (the “Plan”). Each Option shall have an exercise price equal to $15.25 per share. The Option shall be subject to such other terms and conditions as are set forth in the Plan and the stock option agreement for the Option.

(d) Benefits. In addition to the Salary and Annual Bonus, the Executive shall be entitled to participate in health, insurance and other benefits provided to other similarly situated employees of the Company on terms no less favorable than those available to such other employees. The Executive shall be entitled to all other benefits as are generally allowed to other similarly situated employees of the Company, in accordance with the Company’s policies in effect from time to time.

(e) Relocation Expenses. In connection with the performance of the Executive’s services hereunder:

(i) The Company shall reimburse the Executive for the reasonable housing costs incurred by the Executive during the three-month period following the Commencement Date in connection with the relocation of the Executive and his family to the greater Las Vegas, Nevada metropolitan area, provided that such reimbursement shall not exceed $1,300 per month.

(ii) Unless otherwise mutually agreed by the parties hereto, within (3) months following the Commencement Date, the Executive will be required to permanently relocate to a location near the Company’s principal office in Las Vegas, Nevada. The Company shall reimburse the Executive for the reasonable costs incurred by the Executive in connection with his relocation from provided that such reimbursement shall not exceed $10,000.

(iii) Notwithstanding the foregoing, in the event the Executive terminates his employment with the Company pursuant to Section 6(e) herein prior to the first anniversary of the Commencement Date, the Executive agrees to pay to the Company in a single lump sum within 15 days of written demand by the Company, the amount paid to the Executive pursuant to this Section 3(e)(i) and (ii), multiplied by the ratio of (A) the number of days during the period beginning on the Termination Date (as defined in Section 6(h) and ending on the one year anniversary of the Commencement Date, and (B) 365.

Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO, or such other person as may be designated by the CEO, in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations, including arbitration activities, and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

Section 5. Reimbursement for Expenses. Except as otherwise provided in Section 3(e) herein, the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, lodging, entertainment, maintaining professional licenses and certifications and attendance at association meetings and conferences in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the expense reimbursement policy of the Company, as in effect from time to time.

Section 6. Termination and Default.

(a) Death. The Executive’s employment shall automatically terminate upon his death and, upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(h) below.

(b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of ninety (90) days (whether or not consecutive) during any twelve (12) month period during the term of this Agreement (a “Disability”), in which event the Executive’s employment shall terminate upon written notice to the Executive.

(c) Cause. The Company may terminate the Executive’s employment at any time for Cause. In the event of termination pursuant to this Section 6(c) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, “Cause” shall mean; (i) the Executive’s failure (except where due to a Disability), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within thirty (30) days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal; (ii) any breach of this Agreement by the Executive (or willful or intentional act of the Executive) that injures the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company other than in connection with activities performed by the

Executive that are consistent with the terms and conditions of the Agreement, unless such absence is (A) approved or excused by the CEO, or (B) is the result of the Executive’s illness, Disability (in which event the provisions of Section 6(b) hereof shall control) or incapacity; (iv) the Executive’s conviction of a felony or pleading of no contest to a felony; or (v) the commission by the Executive of an act of fraud or embezzlement against the Company.

(d) Without Cause. The Company may terminate the Executive’s employment during the Employment Term without Cause at any time by giving written notice to the Executive. A termination of the Executive’s employment without Cause shall mean a termination initiated by the Company for any reason other than Cause or on account of death or Disability (a “Without Cause” termination). A termination Without Cause shall be effective immediately upon notice given by the Company to the Executive, or such later date as may be mutually agreed between the Executive and the Company.

(e) Resignation. Unless otherwise provided in Section 6(f) below in the case of termination of employment for Good Reason, the Executive shall have the right to terminate his employment at any time by giving six (6) months written notice of his resignation to the Company. Except as provided in Section 6(g) below, a termination by the Executive other than for Good Reason shall be effective upon the expiration of the notice period.

(f) Good Reason. The Executive shall have the right to terminate his Employment for Good Reason under the following circumstances: (i) the failure by the Company to pay to the Executive the compensation and benefits or expense reimbursement in accordance with Sections 3 and 5 herein, or (ii) if during the one year period following a Change in Control (as defined below) the Executive is not retained by the Company in a similar capacity; provided, however, that Good Reason shall not exist upon a termination of employment described in Section 6(b), (c) or (e); and provided, further, that the Executive must provide written notice of termination of employment for Good Reason within thirty (30) days following the Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason hereunder. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Company fails to cure the event-giving rise to Good Reason within thirty (30) days after receipt or written notice thereof given by the Executive. For purposes of this Agreement, Change in Control shall mean the following events or circumstances that occur after the Commencement Date:

(i) the consummation of any sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities; or

(ii) any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board, provided such Person is not a beneficial owner of any such securities of the Company at the date of this Agreement; or

(iii) the consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution.

(g) Payment in Lieu. The Company may, in its sole discretion, at any time after notice of termination without Good Reason has been given to the Company by the Executive, terminate this Agreement, provided that, in addition to any amount payable to the Executive under Section 6(h) herein, the Company shall pay to the Executive (without duplication) his then current Salary and continue benefits provided pursuant to Section 3(d) herein, for the duration of the unexpired notice period.

(h) Termination Payments.

(i) Termination Without Cause or for Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company Without Cause or by the Executive for Good Reason, the Company shall pay to the Executive the sum of the following amounts: (A) all amounts fully earned and payable pursuant to the terms of this Agreement, but unpaid hereunder through the date on which the Executive’s employment with the Company is terminated (the “Termination Date”), if any, in respect of Salary, Bonus and unreimbursed expensed (the “Accrued Obligations”), and (B) continuation of the Executive’s Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the Termination Date, in accordance with the Company’s regular payroll practices, for a period of six (6) months (the “Severance Benefit”). Notwithstanding any other provision in this Agreement or the terms of any severance plan or policy maintained by the Company or its affiliates to the contrary, the parties hereto understand and agree that if the Company pays the Executive the Severance Benefit, the Executive shall not be entitled to receive any other payments or benefits under any other severance or similar plan maintained by the Company or its affiliates. The payment of the Severance Benefit is subject to the execution by the Executive of a release substantially in the form attached hereto as Exhibit A.

(ii) Termination due to Death or Disability. In the event that during the Employment Term the Executive’s employment is terminated by the Company due to the Executive’s death or Disability, the Company shall pay to the Executive, or the Executive’s estate, the Accrued Obligations.

(iii) Termination for Cause or without Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company for Cause or by the Executive by resignation without Good Reason, the Company shall pay to the Executive the Accrued Obligations.

(i) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(h) and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions hereof.

Section 7. Secrecy and Non-Competition.

(a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by his employment with the Company, the Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the Commencement Date and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor, lender, advisor, consultant or otherwise, in any competitive business activity if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company at any time during the Employment Term.

(b) Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising materials, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

(c) No Interference. In consideration of the compensation (and other benefits) provided and to be provided to the Executive as set forth hereunder, the Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly: (i) solicit, induce or otherwise have business contact with, any person or entity who has, within the most recent one (1) year period, been a service provider of or to the Company, and with whom the Executive had any business relationship or about whom the Executive acquired any significant knowledge during the Employment Term, if such contact could directly adversely affect the business of the Company, or (ii) solicit, hire, induce, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company with any person who, to the knowledge of the Executive, is or was within the then most recent twelve (12) month period, employed by or otherwise engaged to perform services for the Company.

(d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable materials, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one (1) year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(e) Definition of Company for Purposes of Covenants. For purposes of the covenants provided in this Section 7, and not withstanding any other provision of this Agreement to the contrary, “Company” shall be defined to mean Sunterra Corporation, and each of its subsidiaries and affiliates, including Polpu Resort Partners, L.P., a Hawaii limited partnership, and West Maul Resort Partners, L.P., a Delaware limited partnership.

Section 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

Section 9. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

Section 10. Nevada Bar Admission. As soon as reasonably practicable after the Commencement Date, the Executive shall apply for admission to the Nevada Bar and shall use his best efforts to pass all and any examinations required to obtain such admission. The Company shall pay the costs of the application fee and the cost of a bar review course which the Executive will undertake before his application for admission.

Section 11. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

(a) This Agreement, upon execution and delivery by the Executive, will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b) Neither the execution and delivery of this Agreement, nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, confidentiality, no hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the employees of any person.

(c) The representations and warranties of the Executive contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 12. Assignment; No Third-Party Beneficiaries. This Agreement shall Inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs, the Executive’s guardian in the event of the Executive’s disability, and the personal representatives of the Executive’s estate. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder. In the event of assignment, the assignee shall expressly assume all obligations of the Company hereunder. Except as otherwise provided herein, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 13. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the CEO. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14. Severability; Governing Law; Jurisdiction; No Jury Trial. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

The parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Nevada (and the U.S. federal courts in the District of Nevada), (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions, (v) consent to service of process at the address set forth in Section 15 herein, and (vi) to the extent applicable, waive their respective rights to a jury trial of any claim or cause of action based on or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

Section 15. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid.

If to the Executive at 8125 E Buena Terra Way, Scottsdale, AZ 85250, or at such other address as the Executive may have furnished the Company in writing.

If to the Company, at 3865 W. Cheyenne Avenue, North Las Vegas, Nevada 89032 marked for the attention of the CEO, or at such other address as it may have furnished in writing to the Executive, with a copy to the Vice President of Human Resources.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 17. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 18. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNTERRA CORPORATION

By:	/s/ NICHOLAS BENSON

Name:	Nicholas Benson
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ FREDERICK C. BAUMAN

Frederick C. Bauman

Exhibit A

Form of Release

Section 1. Release. As a material inducement to Sunterra Corporation (the “Company”) to providing the Severance Benefit as provided for and defined in the Employment Agreement (the “Agreement”) dated January, 24, 2003 between the Company and Frederick C, Bauman (the “Executive”), and in consideration of its agreements and obligations under the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive hereby irrevocably, unconditionally and generally releases the Company and its respective parents, affiliates, shareholders, officers, directors, employees and attorneys, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releases”), from, and hereby waives and/or (settles, any and all actions, causes of action, suits, debts, sums of money, agreements, promises, damages or any liability, claims or demands, know or unknown and of any nature whatsoever and that the Executive ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release (collectively, the “Executive Claims”) arising directly or indirectly under, out of or pursuant to his employment with the Company, the performance of services for the Company or any Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or Executive Claims (a) arising under or pursuant to any contract, express or implied, written or oral, relating to the Executive’s employment or termination thereof or the employment relationship, including, without limitation, the Agreement; (b) for wrongful dismissal or termination of employment; (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, and applicable rules and regulations promulgated pursuant to or concerning any of the foregoing Statutes; and (d) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ expenses, costs, wages, injunctive or equitable relief. This paragraph shall not apply to any rights or claims that the Executive may have: (w) to enforce the provisions of the Agreement (x) for tax-qualified retirement benefits, including any applicable 401(k) plan and options granted pursuant to the Company’s 2002 Stock Option Plan; (y) for disability, life insurance, health and other employee benefits in accordance with the terms of the applicable employee benefit plans; and (z) that the release and waiver of claims under ADEA was not knowing or voluntary.

Section 2. Representation by Counsel/Revocation.

(a) By executing this Release, the Executive acknowledges that: (i) he has been advised by the Company to consult with an attorney before executing this Release and has consulted and been represented by counsel in connection therewith; (ii) he has been provided with at least a twenty one (21) day period to review and consider whether to sign this Release and that by executing and delivering this Release to the Company, he is waiving any remaining portion of such twenty one (21) day period; and (iii) he has been advised that he has seven (7) days following execution of the Release to revoke this Release (“Revocation Period”).

(b) This Release will not be effective or enforceable until the Revocation Period has expired. Such revocation shall only be effective if an originally executed written notice thereof is delivered to the Company on or before 5:00 p.m. on the last day of the Revocation Period. If so revoked, it shall be deemed to be void ab initio and have no further force and effect.

(c) Defined terms not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

Dated:

Frederick C. Bauman